UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2009

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

(b)       On May 5, 2009, National Amusements, Inc. (“National Amusements”), the beneficial owner of a controlling interest in CBS Corporation (the “Company”), issued a press release announcing that it has restructured its existing indebtedness on the terms it previously announced by entering into definitive agreements with its creditors. In its release, National Amusements stated that the agreements extend the maturity of its existing debt to December 31, 2010, with certain repayments due in late 2009 and in 2010. National Amusements also stated that, pursuant to the agreements, it has pledged substantially all of its assets to secure the restructured indebtedness. The assets of National Amusements include, among other assets, its shares of CBS Corporation Class A voting common stock and Class B non-voting common stock and the shares of National Amusements’ wholly-owned subsidiary, NAIRI, Inc. (“NAIRI”), which directly owns the shares of CBS Corporation. As of April 15, 2009, National Amusements beneficially owned through NAIRI approximately 81.2% of the Company’s outstanding Class A common stock and approximately 10.2% of the Company’s outstanding Class A common stock and Class B common stock on a combined basis. It is the Company’s understanding that a default under the definitive agreements by National Amusements could cause a foreclosure with respect to the shares of CBS Corporation common stock subject to the pledge, which could result in a future change of control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION

(Registrant)

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date: May 5, 2009